UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): July 14, 2014

CANNLABS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-155318	20-5337455
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3888 E. Mexico Ave., Suite 202
Denver, CO 80210
(Address of principal executive offices) (Zip Code)

(303) 309-0105
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry Into a Material Definitive Agreement.

The disclosure set forth in Item 5.02 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 3.02       Unregistered Sales of Equity Securities.

The disclosure set forth in Item 5.02 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 14, 2014, Mark C. Mirken was appointed to the office of Chief Executive Officer of CannLabs, Inc. (the “Company,” “we” or “us”). Mr. Mirken, age 69, has served as a member of our Board of Directors since June 12, 2014. Mr. Mirken is the former Chief Executive Officer of Millennium Biotechnologies/Inergetics where he served from 2005 to 2012. Mr. Mirken joined TurboChef Technologies, Inc. in 2000 to lead the global sales division that took the company to be a world leader in technology, equipment and services for high-speed food preparation. He then went on to serve the company as President and Chief Operating Officer from 2002 to 2005. Mr. Mirken has over 25 years of senior management experience that has allowed him to lead companies through startup, growth, capital restructuring, capital raising and branding initiatives.

We have entered into an employment agreement with Mr. Mirken (the “Employment Agreement”), pursuant to which Mr. Mirken agreed to serve as our Chief Executive Officer for a term of three years. The Employment Agreement sets forth the terms and conditions of his employment with us. Pursuant to the Employment Agreement, we will pay Mr. Mirken an annual base salary of $200,000. Mr. Mirken is also eligible to receive an annual bonus at the discretion of the Compensation Committee of the Company’s Board of Directors. Mr. Mirken is also eligible to participate in such life insurance, hospitalization, major medical, and other executive benefit plans of the Company as available to other senior executives. Mr. Mirken will also be reimbursed for all expenses related directly to his relocation to Denver,  Colorado in an amount not to exceed $25,000. We also granted to Mr. Mirken a restricted stock award of 3,000,000 shares of our common stock (the “Shares”). For so long as Mr. Mirken remains continuously employed by us, the Shares shall vest as follows: 50% of the Shares shall vest on January 1, 2016, and thereafter quarterly over the remaining initial three year term of the Employment Agreement. Upon a change of control, the vesting of the Shares will immediately accelerate.

The Employment Agreement provides that if we terminate Mr. Mirken without cause, we are required to pay his annual base salary and benefits for a period of six months following such termination. If we terminate Mr. Mirken without cause within the initial six months of the Employment Agreement, 500,000 of the Shares will automatically vest. If we terminate Mr. Mirken without cause after the first six months of the Employment Agreement, an additional 83,333 Shares shall vest for each month of service beyond the initial six months.

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In connection with Mr. Mirken’s appointment as our Chief Executive Officer, Genifer Murray relinquished the title of Chief Executive Officer and was appointed as our President and Steve Kilts relinquished the title of President and was appointed as our Chief Strategist. In addition, effective July 14, 2014, Mark Rogers was elected Chairman of our Board of Directors.

The description of the Employment Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed herewith as Exhibit 10.1, and is incorporated by reference herein.

Item 8.01 Other Events.

On July 14, 2014, we issued a press release announcing the appointments of Mr. Mirken, Ms. Murray and Mr. Rogers, a copy of which is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description of Exhibit
10.1	Employment Agreement, effective as of July 14, 2014, between the Company and Mark C. Mirken
99.1	Press Release of the Company dated July 15, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CannLabs, Inc.

Date: July 15, 2014	By:	/s/ Scott McPherson
Scott McPherson
Chief Financial Officer

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